KALVISTA PHARMACEUTICALS, INC.

INSIDER TRADING POLICY

As adopted March 2025

I.
PURPOSE

It is illegal for any employee, officer or director of KalVista Pharmaceuticals, Inc. (the “Company”) to trade in the securities of the Company while in the possession of material nonpublic information about the Company. It is also illegal for any employee, officer or director of the Company to give material nonpublic information to others who may trade on the basis of that information.

In order to comply with federal and state securities laws governing (i) trading in Company securities while in the possession of material nonpublic information concerning the Company and (ii) tipping or disclosing material nonpublic information to any outside person, and in order to prevent the appearance of improper trading or tipping, the Company has adopted this Insider Trading Policy (this “Policy”) for all of its employees, officers and directors, members of their immediate families and others living in their households, and venture capital funds and other entities (such as trusts and corporations) over which such employees, officers or directors have or share voting or investment control.

II.
SCOPE
A.
This Policy covers all employees, officers and directors of the Company, as well as their immediate family members, people sharing their households and anyone subject to their influence or control. Employees, officers and directors are responsible for ensuring compliance by their immediate families and affiliated or associated entities. An “immediate family member” under this Policy means any child, stepchild, parent, stepparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a security holder, and includes any person (other than a tenant or employee) sharing the household of that person. All of these individuals and entities are referred to in this policy collectively as “Insiders.”
B.
This Policy applies to any and all transactions in the Company’s securities, including shares of its Common Stock and options to purchase Common Stock (as described in more detail in Section VI.E below), however acquired, and any other type of securities that the Company may issue, such as shares of preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities.
C.
This Policy will be delivered to all employees, officers and directors upon its adoption by the Company, and to all new employees, officers and directors at the start of their employment or relationship with the Company. Upon first receiving a copy of this Policy or any revised versions, each employee, officer or director must sign a certification that he or she has received a copy and agrees to comply with the terms of this Policy. This certification and agreement will constitute consent for the Company to impose sanctions for violation of this Policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this Policy. As discussed in Section VII.B, sanctions for individuals may include demotion or other disciplinary actions, up to and including termination of employment, if the Company has a reasonable basis to conclude that this Policy has been violated. Section 16 Insiders, as defined below, may be required to certify compliance with this Policy on an annual basis.
D.
This Policy allows for trades by Insiders (as defined below) made in compliance with Rule 10b5-1 (“Rule 10b5-1”) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to the approval of the General Counsel.
E.
The Company may change these procedures or adopt such other procedures in the future as the Company considers appropriate in order to carry out the purposes of this Policy.
III.
SECTION 16 INSIDERS; ACCESS PERSONS
A.
Section 16 Insiders. The Company has designated those persons listed on Exhibit A attached hereto as the officers (as defined in Rule 16a-1(f) of the Exchange Act) and directors who are subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act and the underlying rules and regulations promulgated by the Securities and Exchange Commission (“SEC”). Each such person, and each entity affiliated or associated with any such officer or director (other than venture capital funds affiliated with a director), is referred to herein as a “Section 16 Insider.” Section 16 Insiders must obtain prior approval of all trades in Company securities from the General Counsel in accordance with the procedures set forth in Section VI.D below. The Company will amend Exhibit A from time to time as necessary to reflect the addition and the resignation or departure of Section 16 Insiders.

B.
Access Persons. The Company has designated those persons listed on Exhibit A attached hereto as the persons who have regular access to material nonpublic information in the normal course of their duties for the Company (other than Section 16 Insiders); each person listed on Exhibit A is referred to herein as an “Access Person.” Access Persons must obtain prior approval of all trades in Company securities from the General Counsel in accordance with the procedures set forth in Section VI.D below. The Company will amend Exhibit A from time to time as necessary to reflect the addition and the resignation, departure or change of status of Access Persons.
IV.
INSIDER TRADING GENERAL COUNSEL DUTIES

The General Counsel will review and either approve or prohibit all proposed trades by Section 16 Insiders or Access Persons in accordance with the procedures set forth in Section VI.D below, except that with respect to proposed trades by the General Counsel, any proposed trades must be approved by the Company’s Chief Executive Officer. In addition to the trading approval duties described in Section VI.D below, the duties of the General Counsel will include the following:

A.
Administering and interpreting this Policy and monitoring and enforcing compliance with all the provisions and procedures set forth in this Policy.
B.
Responding to all inquiries relating to this Policy and its procedures.
C.
Designating and announcing special trading blackout periods during which no designated Section 16 Insider, Access Person or certain other Insiders may trade in Company securities.
D.
Providing copies of this Policy and other appropriate materials to all current and new Insiders, and such other persons who the General Counsel determines may have access to material nonpublic information concerning the Company.
E.
Revising this Policy as necessary to reflect changes in federal or state insider trading laws and regulations, subject to approval by the Company’s Board of Directors or a duly authorized committee thereof.
F.
Maintaining the accuracy of the list of Section 16 Insiders as attached on Exhibit A and the list of Access Persons as attached on Exhibit A and updating such lists periodically as necessary to reflect additions or deletions.

The General Counsel may designate one or more individuals who may perform the General Counsel’s duties in the event that the General Counsel is unable or unavailable to perform such duties.

V.
DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”
A.
“Material” Information

Information about the Company is “material” if it would be expected to affect the investment or voting decisions of a reasonable stockholder or investor, or if the disclosure of the information would be expected to alter significantly the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:

•
financial performance, such as quarterly and year-end earnings, and significant changes in financial performance or liquidity, as well as cash balance, burn and runway;
•
significant communications to or from regulatory agencies, or other significant regulatory developments;
•
new product launches or the introduction of new business strategies;
•
the status of the Company’s progress toward achieving significant Company goals;
•
results of studies and clinical trials or other significant development milestones;
•
potential material mergers and acquisitions or material sales of Company assets or subsidiaries;
•
important pipeline expansion;

•
significant cybersecurity incidents or data breaches;
•
stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts;
•
significant changes in senior management or the Company’s Board of Directors;
•
significant developments regarding the Company’s products, technology or business operations;
•
new major contracts, customers, distributors or suppliers, or the loss of a major customer; and
•
initiation of a significant lawsuit or regulatory inquiries or developments in existing litigation or inquiries.
B.
“Nonpublic” Information

Material information is “nonpublic” if it has not been widely disseminated to the public, for example, through major newswire services, national news services, pre-announced webcasts or financial news services. For the purposes of this Policy, information will be considered public, i.e., no longer “nonpublic,” after the second full trading day following the Company’s widespread public release of the information.

C.
Consult the General Counsel for Guidance

Insiders who are unsure whether the information that they possess is material or nonpublic must consult the General Counsel for guidance before trading in any Company securities.

VI.
STATEMENT OF COMPANY POLICY AND PROCEDURES
A.
Prohibited Activities
1.
No Insider may trade in Company securities while possessing material nonpublic information concerning the Company (except as permitted by Section VI.C). It does not matter that there may exist a justifiable reason for a purchase or sale apart from the nonpublic information; if the Insider has material nonpublic information, the prohibition still applies.
2.
No Insider may trade in Company securities outside of the applicable “trading windows” described in Section VI.B below and no Insider may trade in the Company securities during any special trading blackout periods designated by the General Counsel that are applicable to such Insider (except as permitted by Section VI.C).
3.
No Section 16 Insider or Access Person may trade in Company securities unless the trade has been approved by the General Counsel in accordance with the procedures set forth in Section VI.D below (except as permitted by Section VI.C).
4.
The General Counsel may not trade in Company securities unless the trade has been approved by the Company’s Chief Executive Officer in accordance with the procedures set forth in Section VI.D below (except as permitted by Section VI.C).
5.
No Insider may disclose material nonpublic information concerning the Company to any outside person (including family members, analysts, individual investors and members of the investment community and news media), unless required as part of the regular duties of such employee, director or officer for the Company or authorized by the General Counsel. In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this Policy and/or sign a confidentiality agreement. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the General Counsel.
6.
No Insider may give trading advice of any kind about the Company to anyone while possessing material nonpublic information about the Company, except that Insiders should advise others not to trade if doing so might violate the law or this Policy. The Company strongly discourages all employees, officers or directors from giving trading advice concerning the Company to third parties even when the employees, officers and directors do not possess material nonpublic information about the Company.

7.
No Insider may engage in hedging or monetization transactions, sell, or trade in any interest or position relating to the future price of Company securities, such as a put option, a call option, or a short sale (including a short sale “against the box”).
8.
No Insider may (a) trade in the securities of any other public company while possessing material nonpublic information concerning that company obtained in the course of service as an employee, officer or director, (b) “tip” or disclose such material nonpublic information concerning any other public company to anyone, or (c) give trading advice of any kind to anyone concerning any other public company while possessing such material nonpublic information about that company.
9.
No Insider may purchase Company securities on margin, borrow against any account in which Company securities are held, or pledge Company securities as collateral for a loan, except that such employee, officer, or director may pledge Company securities as collateral for a loan (not including margin debt) if they can clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities. Any Insider wishing to pledge Company securities as collateral for a loan must submit a request for pre-clearance to the General Counsel at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.
10.
Except as permitted by Section VI.C, no Insider may make a gift or other transfer without consideration of Company securities during a period when that Insider is not permitted to trade.
11.
No Insider may participate, in any manner other than passive observation, in any of the investment or stock-related Internet “chat” rooms, blogs, social media sites or message boards relating to the Company.
12.
No entity over which an Insider has or shares voting or investment control may distribute securities of the Company to its limited partners, general partners or stockholders during a period when the Insider is not permitted to trade, unless the limited partners, general partners or stockholders of that entity have agreed in writing to hold the securities until the trading window described in Section VI.B below is first open.
13.
It is the Company’s policy to disclose material information concerning the Company to the public only in accordance with its Corporate Communications Policy in order to avoid inappropriate publicity and to ensure that all such information is communicated in a way that is reasonably designed to provide broad, non-exclusionary distribution of information to the public. All inquiries or calls from the press, investors and financial analysts should be referred to a designated Company spokesperson. Please see the Company’s Corporate Communications Policy for details.
B.
Trading Windows and Blackout Periods
1.
Trading Windows for Section 16 Insiders and Access Persons. Subject to the exceptions described in Section VI.C below, after obtaining trading approval from the General Counsel in accordance with the procedures set forth in Section VI.D below, Section 16 Insiders and Access Persons listed on Exhibit A, attached hereto, may trade in Company securities only during the period beginning after the second full trading day following the Company’s widespread public release of quarterly or year-end earnings, and ending at the close of trading on the last day of the last month of the then-current quarter, as long as they are not in possession of material nonpublic information or subject to any special trading blackout period.
2.
Trading Windows for Affiliated Venture Capital Funds. Venture capital funds affiliated with a director may trade in Company securities only during the period beginning after the second full trading day following the Company’s widespread public release of quarterly or year-end earnings, and ending at the close of trading on the 15th day of the last month of the then-current quarter, as long as they are not in possession of material nonpublic information or subject to any special trading blackout period.
3.
No Trading During Trading Windows While in the Possession of Material Nonpublic Information. No Insider possessing material nonpublic information concerning the Company may trade in Company securities even during applicable trading windows, except as permitted by Section VI.C. Persons possessing such information may trade during a trading window only after the second full trading day following the Company’s widespread public release of the information.
4.
No Trading During Blackout Periods. The General Counsel may designate special trading blackout periods that apply to particular individuals or groups of persons for such time as is determined by the General Counsel. No Insider may trade in Company securities outside of the applicable trading windows or during any special blackout periods that the General Counsel may designate that applies to such Insider, except as permitted by Section VI.C. No Insider subject to a special trading blackout period may disclose to anyone not subject to the special trading blackout period that a special trading blackout period has been designated or that one previously was in place because that is also confidential information.
C.
Exception for Transfers Pursuant to Rule 10b5-1 Plans
1.
The Company allows Insiders to trade in Company securities while in possession of material nonpublic information, outside of a trading window or during a special trading blackout period, pursuant to a written plan for selling or purchasing a predetermined number of shares that is entered into while an Insider is not in possession of material non- public information as contemplated in Rule 10b5-1 (a, “Rule 10b5-1 Plan”) that is approved in writing by email by the General Counsel.
D.
Procedures for Approving Trades
1.
Section 16 Insiders and Access Persons. No Section 16 Insider or Access Person may trade in Company securities (except as permitted by Section VI.C), until:
a)
The person trading has notified the General Counsel in writing via email of the amount and nature of the proposed trade(s);
b)
The person trading has certified to the General Counsel in writing via email no earlier than two business days prior to the proposed trade(s) that:
(1)
such person is not in possession of material nonpublic information concerning the Company and, to such person’s knowledge, such person will not be in possession of material nonpublic information concerning the Company on the date of the proposed trade; and
(2)
the proposed trade(s) do not violate the trading restrictions of Section 16 of the Exchange Act, Rule 144 of the Securities Act (if applicable) or any other securities laws; and
c)
The General Counsel has approved the trade(s) and has certified such approval in writing via email, except as provided in paragraph 2 of this subsection.
d)
The person must notify the General Counsel promptly in writing of any changes to the certification in (b) prior to the proposed trade.
2.
Rule 10b5-1 Plans. No trades shall be treated as having been made pursuant to a Rule 10b5-1 Plan under this Policy unless:
a)
The Rule 10b5-1 Plan complies with the requirements of Rule 10b5-1 and this policy;
b)
The person establishing the Rule 10b5-1 Plan has certified to the General Counsel in writing via email no earlier than two business days prior to the date that the Rule 10b5-1 Plan is formally adopted (and shall not have withdrawn such certification prior to such adoption) that as of such date and as of the adoption date of the 10b5-1 Plan, that:
(1)
such person is not, and to their knowledge, will not be aware of material nonpublic information concerning the Company,
(2)
all such trades to be made pursuant to Rule 10b5-1 Plan will be made in accordance with applicable SEC rules,
(3)
such person is adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act and Rule 10b-5 of the Exchange Act, and
(4)
such person will act in good faith with respect to the 10b5-1 Plan throughout its duration;

c)
Such person adopting the 10b5-1 Plan must notify the General Counsel promptly via email and withdraw the certification if any changes of circumstances prior to the adoption date of the 10b5-1 Plan have or will render such certification to be inaccurate as of that time;
d)
The first trade under the 10b5-1 Plan does not occur (i) for a Section 16 Insider: until the later of (A) ninety (90) days after adoption of the 10b5-1 Plan and (B) two (2) business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the 10b5-1 Plan was adopted that discloses the Company’s financial results (but not to exceed 120 days following the adoption of the 10b5-1 Plan); and (ii) for persons other than Section 16 Insiders: thirty (30) days after adoption of the 10b5-1 Plan, in each case, following our General Counsel’s approval of the 10b5-1 Plan. These waiting periods are collectively referred to as the “Cooling-Off Period”;
e)
The 10b5-1 Plan is not a single-trade 10b5-1 Plan adopted during the 12-month period immediately following such person’s adoption of another single-trade 10b5-1 Plan, subject to the exceptions noted in Rule 10b5-1, which are provided for in the Appendix;
f)
The 10b5-1 Plan is adopted during a trading window and not during any blackout period; and
g)
A person may have no more than one 10b5-1 Plan adopted at any point in time (i.e., multiple concurrent or overlapping plans are prohibited), subject to the exceptions noted in Rule 10b5-1, which are provided in the Appendix. One of these exceptions is for plans authorizing certain “sell-to-cover” transactions.
3.
Modification of a Rule 10b5-1 Plan. Once an approved Rule 10b5-1 Plan is in place, approval from the General Counsel is necessary to make certain changes to it. Modifying or changing the amount, price, or timing of the purchase or sale of our securities underlying the Rule 10b5-1 Plan (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of such securities) (any such modification or change, a “Plan Modification”) will be deemed to be the same as terminating the existing Rule 10b5-1 Plan and entering into a new Rule 10b5-1 Plan. As a result, the approval process for a Plan Modification is the same as the approval process for initially establishing a Rule 10b5-1 Plan, including being subject to a new Cooling-Off Period. The Company discourages employees, officers or directors from making multiple Plan Modifications, as that may give the appearance that such person is trading on material non-public information under the guise of that plan. Plan Modifications can only be made during a trading window and not during any blackout period and only when such person is not in possession of material non-public information. For other modifications to a 10b5-1 Plan, the General Counsel must be notified of such modification in writing at least two business days prior to the modification and such modification must be approved by the General Counsel.
4.
Termination of a Rule 10b5-1 Plan. Once an approved 10b5-1 Plan is in place, approval from the General Counsel will be necessary to terminate it.
5.
No Other Trading Arrangements. Insiders are not allowed to enter into “non-Rule 10b5-1 trading arrangements” (as defined in Regulation S-K Item 408(c)) unless otherwise approved in advance by the General Counsel.
6.
No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the General Counsel to approve any trades requested by an Insider of the Company or to approve any Rule 10b5-1 Plan. The General Counsel may reject any trading requests or Rule 10b5-1 Plans at his or her sole reasonable discretion. Approval of a Rule 10b5-1 Plan by the General Counsel shall not be considered a determination by the Company or the General Counsel that the Rule 10b5-1 Plan satisfies the requirements of Rule 10b5-1.
E.
Employee Stock Purchase and Equity Incentive Plans
1.
Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in this Policy do not apply to periodic wage withholding contributions by the Company or employees to the Company’s Employee Stock Purchase Plan that is used to purchase Company securities pursuant to the employees’ advance instructions. However, no officers may alter their instructions regarding the level of withholding or purchase by the officer of Company securities under such plan while in the possession of material nonpublic information. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of this Policy.
2.
Stock Option Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to the exercise of stock options granted under our equity incentive plans for cash or by delivering to the Company previously owned Company stock or through a net exercise of a stock option that is permitted by the Company’s equity incentive plans and that does not involve a sale of shares in the open market. The trading prohibitions and restrictions set forth in this Policy also do not apply to the payment of taxes in connection with exercising stock options granted under our equity incentive plans pursuant to net withholding arrangements approved by the Company for the payment of taxes upon the exercise of stock options and that does not involve a sale of shares in the open market. However, the sale of any shares issued on the exercise of Company-granted stock options, as well as any cashless exercise of Company-granted stock options in which stock is sold on the open market to pay the exercise price or taxes (i.e., “same-day sales”) are subject to trading restrictions under this Policy.
3.
RSUs. The trading prohibitions and restrictions set forth in this Policy do not apply to the settlement of RSUs pursuant to a net settlement or a “sale to cover” for non-discretionary, automatic tax withholdings initiated and approved by the Company for the payment of taxes upon the vesting of RSUs.
F.
Priority of Statutory or Regulatory Trading Restrictions

The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, e.g., contractual restrictions on the sale of securities, short- swing trading by Section 16 Insiders or restrictions on the sale of securities subject to Rule 144 under the Securities Act. Any Insider who is uncertain whether other prohibitions or restrictions apply should ask the General Counsel.

VII.
POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS
A.
Civil and Criminal Penalties

The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tippee, pay civil penalties, pay a criminal penalty serve a jail term. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties and could under certain circumstances be subject to private lawsuits by contemporaneous traders for damages suffered as a result of illegal insider trading or tipping by persons under the Company’s control.

B.
Company Discipline

Violation of this Policy or federal or state insider trading or tipping laws by any (i) employee or officer may subject such employee or officer to disciplinary action by the Company, up to and including termination for cause, and (ii) director may subject such director to dismissal proceedings. A violation of this Policy is not necessarily the same as a violation of law. In fact, for the reasons indicated above, this Policy is intended to be broader than the law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy has been violated. The Company may determine that specific conduct violates this Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

C.
Reporting of Violations

Any Insider who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Insider, must report the violation immediately to the General Counsel, Chief Financial Officer or the Chief Executive Officer, or through the procedures outlined in the Company’s Whistleblower and Complaint Policy. Upon learning of any such violation, the General Counsel or the Chief Executive Officer, in consultation with the Company’s legal counsel, will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.

VIII.
INQUIRIES

Please direct all inquiries regarding any of the provisions or procedures of this Policy to the General Counsel.

IX.
CHANGES TO THE POLICY; EFFECTIVE DATE
A.
Policy Modifications or Waivers

The Company’s Board of Directors reserves the right in its sole discretion to modify or grant waivers to this policy. Any amendments or waivers may be publicly disclosed if required by applicable laws, rules and regulations. For the avoidance of doubt, unless explicitly stated by the Board of Directors, any waiver, amendment or modification of the policy by the Board of Directors shall not be considered a waiver of the Company’s Code of Conduct and Ethics.

B.
Effective Date

The effective date of this policy is March 17, 2025. The amendments to this policy will not apply to any existing Rule 10b5-1 Plan that was entered into prior to March 17, 2025.

APPENDIX

Exceptions to the Multiple, Overlapping 10b5-1 Plan Restriction

Such exceptions are:

•
An eligible “sell-to-cover” 10b5-1 Plan where such plan authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or stock appreciation rights, and the Insider does not otherwise exercise control over the timing of such sales. For the avoidance of doubt, this exception does not extend to sales incident to the exercise of option awards.
•
A series of separate contracts with different broker-dealers or other agents acting on behalf of the person (other than the Company) to execute trades thereunder may be treated as a single 10b5-1 Plan, provided that the individual constituent contracts with each broker-dealer or other agent, when taken together as a whole, meet all of the applicable conditions of and remain collectively subject to the provisions of Rule 10b5-1, including that a modification of any individual contract acts as modification of the whole 10b5-1 Plan, as defined in Rule 10b5-1(c)(1)(iv). The substitution of a broker-dealer or other agent acting on behalf of the person (other than the Company) for another broker-dealer that is executing trades pursuant to a 10b5-1 Plan shall not be a “Plan Modification” as long as the purchase or sales instructions applicable to the substitute and substituted broker are identical with respect to the prices of securities to be purchased or sold, dates of the purchases or sales to be executed, and amount of securities to be purchased or sold.
•
One later-commencing 10b5-1 Plan for purchases or sales of any securities of the Company on the open market under which trading is not authorized to begin until after all trades under the earlier-commencing 10b5-1 Plan are completed or expired without execution. However, the first trade under such later-commencing 10b5-1 Plan must be scheduled after the “Effective Cooling-Off Period,” or the Cooling-Off Period that would be applicable to the later-commencing 10b5-1 Plan if the date of adoption of the later- commencing 10b5-1 Plan were deemed to be the date of termination of the earlier- commencing 10b5-1 Plan.

Exceptions to the Single-Trade 10b5-1 Plan Restriction

There is an exception for eligible “sell-to-cover” 10b5-1 Plans where the plan authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or stock appreciation rights, and the Insider does not otherwise exercise control over the timing of such sales.

EXHIBIT A

KALVISTA PHARMACEUTICALS, INC.

Section 16 Insider

(As of March 2025)